PHH US MORTGAGE     6000 Atrium Way       Tel 800 257 0460
CORPORATION         Mt. Laurel, NJ 08054  Fax 609 439 4900




NORWEST BANK MINNESOTA, N.A.
11000 Broken Land Parkway, 2nd Floor                                   (logo)PHH
Columbia, Maryland 21044-3562
Attn: Vice President Master Servicing Department

RE:      Officer's Certificate

Dear Master Servicer:

The   undersigned   Officer  certifies  the  following for the 1995 fiscal year:

(A) I have reviewed the activities and performances of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide and to the best of my knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the Servicer to perform any such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Norwest Bank Minnesota, N.A.;

(B) I have confirmed that the Servicer is currently an approved FNMA or FHLMC Servicer in good standing;

(C) I have confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide are in full force and effect;

(D) All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that all such insurance policies are in full force and effect;

(E) All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, have been paid, or if any such costs or expenses have not been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to Ryland Mortgage Company;

(F) All Custodial  Accounts  have  been  reconciled and are properly funded; and

(G) All annual reports of Foreclosure  and   Abandonment  of Mortgaged  Property
required per section 6050J and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.



Certified by:

/s/David Bemer
Officer

Vice President, Servicing
Title

03-19-96
Date